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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                                       Contacts:
                                                  (800) 686-1910 (24-hour pager)
                                                                    James Illson
                                          Senior Vice President, Finance and CFO
                                                                  (310) 615-1295
                                                                   Karen Tallman
                                                 Vice President, General Counsel
                                                                  (310) 615-1235
                                             Financial Media/Investor Relations:
                                        Charles B. Freedman, Assistant Treasurer
                                                                  (310) 615-1376
                                                                     Rivian Bell
                                                                  (310) 615-6812

                    STONINGTON PARTNERS FUNDS $152 MILLION
                    FOR EQUITY, DEBT INVESTMENTS IN MERISEL

                MERISEL AGREEMENT WITH NOTEHOLDERS TERMINATES;
              COMPANY TO MAKE INTEREST, PRINCIPAL PAYMENTS TODAY

El Segundo, Calif. (Sept. 19, 1997) Merisel, Inc. (NASDAQ:MSEL) announced that it has entered into an agreement today with Stonington Partners, Inc., a New York-based investment firm, under which Stonington has loaned $137.1 million to the company in the form of an unsecured convertible debt instrument to refinance
existing operating company debt.   As part of the agreement, Stonington is also
making an equity investment of $14.9 million in exchange for approximately 4.9 million shares of common stock.

The proceeds of the debt and equity investment will be used to retire substantially all of the senior and subordinated debt, aggregating approximately $148 million, of Merisel Americas, Inc., the Merisel subsidiary that operates the company's North American distribution businesses. Upon conversion of the Stonington debt to equity, which is subject to stockholder approval, the operating company will be essentially debt free, except for trade payables.

The parent company's $125 million principal amount of 12.5% Senior Notes will remain outstanding. To bring the interest on the notes current, and as required by the indenture relating to the 12.5% Senior Notes, approximately $8 million has been deposited with the indenture trustee for payment on Oct. 16 to noteholders of record on Oct. 6, 1997. The company believes that, given such deposit for payment, it is in full compliance with all of its obligations under the indenture. The reinstatement of the interest payments on the 12.5% Senior Notes occurred after the noteholders declined to extend their agreement with respect to their debt restructuring plan.

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Merisel/Stonington Agreement
Page 2

Under the terms of the agreement with Stonington, the convertible debt will take the form of bridge financing substantially due Jan. 31, 1998, if the debt is not converted to equity prior to that time. The note will convert automatically to common stock upon a favorable stockholder vote and satisfaction of certain other conditions. The converted debt, together with the $14.9 million equity investment, would represent approximately 62.4 percent of the then outstanding common stock. Current stockholders would retain an equity interest equal to
37.6 percent of the post-restructuring common stock. The agreement also eliminates the need for a prepackaged plan of reorganization.

"This new agreement provides a viable way to restructure our operating company debt and retain maximum value for stockholders while allowing Merisel to partner with a well-financed, proven investment organization," stated Dwight A. Steffensen, Merisel chairman and chief executive officer. "While we were prepared to put the noteholder restructuring plan to a stockholder vote, given the termination of the noteholder agreement, the company has elected to implement the Stonington proposal as the best available alternative. Accordingly, we intend to move aggressively to complete the necessary documentation and solicit stockholder acceptance of the Stonington debt conversion plan.

"The benefits of the Stonington plan are substantial. The agreement contemplates a significant deleveraging of the operating company. Further, until the conversion is approved and occurs, Stonington has agreed to defer payment of interest on the $137 million loan, and the deferred amounts would be included in the debt converted to equity. Stonington has agreed to assist the company in obtaining additional working capital financing and, should stockholders approve the debt conversion, to provide a $50 million, six-month working capital loan until such financing is available. The fresh capital should result in improved purchasing arrangements that should translate into more competitive programs for our value-added resellers and commercial dealer and retail customers."

The Stonington agreement will be filed Sept. 22 with the Securities and Exchange Commission (SEC) as part of a form 8-K. The company expects to file a new proxy statement with the SEC shortly. A stockholder meeting to consider the plan will be scheduled later this fall.

Merisel, Inc. (NASDAQ:MSEL) is a leader in the distribution of computer hardware and software products and reported 1996 sales of $3.44 billion from its North American operations. Merisel distributes a full line of 25,000 products and services from the industry's leading manufacturers to more than 45,000 resellers throughout North America. In addition, the company provides a full range of customized, value-added services. Merisel also offers dedicated support to high-end resellers through the Merisel Open Computing Alliance (MOCAtm ), which is dedicated to Sun Microsystems and related third-party products. @Merisel, the company's corporate home page, is located at http://www.merisel.com. Additional information can be obtained by fax at (310) 615-6811.

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